Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557

Pricing Supplement dated September 28, 2023 to the
Prospectus Supplement dated March 4, 2022 and
Prospectus Dated March 4, 2022
The Toronto-Dominion Bank $10,000,000 SOFR to 2-Year SOFR ICE Swap Rate Floating Rate Notes Due October 2, 2028
The Toronto-Dominion Bank (“TD” or “we”) has offered the SOFR to 2-Year SOFR ICE Swap Rate Floating Rate Notes due October 2, 2028 (the “Notes”) described below.
CUSIP / ISIN: 89115FDG3 / US89115FDG37
The Notes will accrue interest quarterly at the following per annum rates, calculated using the Day Count Fraction:
•
For the first eighteen quarterly Interest Periods (each, a “SOFR Interest Period”): a floating interest rate equal to (i) the Benchmark, which means the Secured Overnight Financing Rates (“SOFR”), compounded daily, as discussed further herein (“Compounded SOFR”) plus (ii) a Spread of 1.05% per annum (together, the “SOFR Interest Rate”), provided that the SOFR Interest Rate for any SOFR Interest Period will not be below 0.00% per annum (the “Minimum Interest Rate”). If a daily SOFR value is negative, the SOFR Interest Rate for the relevant SOFR Interest Period will be computed using the negative rate, subject to the Minimum Interest Rate; and

•
For each quarterly Interest Period thereafter (each, a “CMS Interest Period”): a floating interest rate equal to (i) the 2-Year U.S. Dollar SOFR ICE Swap Rate (“2-Year SOFR CMS Rate (USD)” or the “CMS Reference Rate”) as of the applicable Interest Determination Date plus (ii) a Spread of 1.05% per annum (together, the "CMS Interest Rate”). In no event will the CMS Interest Rate be less than the Minimum Interest Rate.

TD will pay interest on the Notes on the 2nd calendar day of each January, April, July and October (each an “Interest Payment Date”), commencing on January 2, 2024 and ending on the Maturity Date.
Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Investment in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Risk Factors” beginning on page S-4 of the prospectus supplement dated March 4, 2022 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Security	$1,000.00	$11.50	$988.50
Total	$10,000,000.00	$115,000.000	$9,885,000.00
1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $992.00 (99.20%) per Note.
2 TD Securities (USA) LLC will receive a commission of $11.50 (1.15%) per Note and will use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD SECURITIES (USA) LLC	P-1

SOFR to 2-Year SOFR ICE Swap Rate Floating Rate Notes Due October 2, 2028

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series E
Type of Note:	SOFR to 2-Year SOFR ICE Swap Rate Floating Rate Notes
CUSIP / ISIN:	89115FDG3 / US89115FDG37
Underwriter:	TD Securities (USA) LLC
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Note
Issue Price:	100% of the Principal Amount per Note
Pricing Date:	September 28, 2023
Issue Date:	October 2, 2023, which is the second DTC settlement day following the Pricing Date.
Maturity Date:	October 2, 2028, or if such day is not a Business Day, the next following Business Day.
Payment at Maturity	On the Maturity Date, TD will pay you the Principal Amount of your Notes plus any accrued and unpaid interest.
Interest Rate:
The Notes will accrue interest, calculated using the Day Count Fraction, at:
•     the SOFR Interest Rate, subject to the Minimum Interest Rate, for each SOFR Interest Period; and
•     thereafter, at the CMS Interest Rate, subject to the Minimum Interest Rate, for each CMS Interest Period.

Interest Period:
For each Interest Payment Date, the quarterly period from, and including, the previous Interest Payment Date (or the Issue Date in the case of the first Interest Payment Date) to, but excluding, the applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

SOFR Interest Period:	Each of the first eighteen Interest Periods, commencing on the Issue Date and ending on April 2, 2028.
CMS Interest Period:	Each of the final two Interest Periods, commencing on April 2, 2028 and ending on the Maturity Date.
SOFR Interest Rate:
The Benchmark for the related SOFR Interest Period plus the Spread, provided that the SOFR Interest Rate will not be lower than the Minimum Interest Rate. If a daily SOFR value is negative as of any day during the applicable SOFR Interest Period, then the SOFR Interest Rate for that SOFR Interest Period will be computed using the negative rate, subject to the Minimum Interest Rate.

Benchmark:
Initially, Compounded SOFR, provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” will mean the applicable Benchmark Replacement as discussed further in the accompanying prospectus supplement under “Descriptions of the Notes We May Offer — SOFR Notes — Effect of Benchmark Transition Event”.

TD SECURITIES (USA) LLC	P-2

Compounded SOFR:
The compounded average of daily SOFR as determined for each SOFR Interest Period, calculated in the manner described herein under “Information About the Floating Reference Rates — Compounded SOFR”, or in such other manner or based on such other rate or methodology as discussed further herein under “— SOFR” and “Descriptions of the Notes We May Offer — SOFR Notes” in the accompanying prospectus supplement.

SOFR:
Means, (A) as of any U.S. Government Securities Business Day in a SOFR Interest Period (other than the last four U.S. Government Securities Business Days):
(i)    the Secured Overnight Financing Rate as of 5:00 p.m. (New York time) for trades made on such U.S. Government Securities Business Day, as published on the Federal Reserve’s Website (as defined below) on the U.S. Government Securities Business Day immediately following such day. The Secured Overnight Financing Rate is published by the Federal Reserve Bank of New York (the “Federal Reserve”) every U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day and may be revised until 2:30 p.m. (New York time);
(ii)   if by 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such day, the rate specified in (i) above is not published on the Federal Reserve’s Website and both a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined herein under “Information About the Floating Reference Rates — Information About SOFR”) have not occurred, the Secured Overnight Financing Rate published on the Federal Reserve’s Website for the first preceding U.S. Government Securities Business Day on which the Secured Overnight Financing Rate was published thereto;
(iii)  if both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then for any U.S. Government Securities Business Day occurring after the Benchmark Replacement Date, a rate determined by the Calculation Agent based on the Benchmark Replacement and any corresponding Benchmark Replacement Adjustment; and
(B) for each of the last four U.S. Government Securities Business Days of each SOFR Interest Period, SOFR as of the U.S. Government Securities Business Day immediately preceding the first of such four days.
The “Federal Reserve’s Website” means the website of the Federal Reserve, currently at newyorkfed.org or any successor website. See “Information About the Floating Reference Rates — Information About SOFR” herein for additional information regarding the Benchmark.

CMS Interest Rate:
The CMS Reference Rate as of the applicable Interest Determination Date plus the Spread, provided that the CMS Interest Rate will not be less than the Minimum Interest Rate.
For the avoidance of doubt, the first date on which the Notes begin accruing interest at the CMS Interest Rate is April 2, 2028.

Floating Reference Rates:	The SOFR Interest Rate, together with the CMS Interest Rate (each, a “Floating Reference Rate”)
2-Year SOFR CMS Rate (USD) or the CMS Reference Rate:
Means, as of any Interest Determination Date, the 2-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for U.S. dollar swaps with a maturity of two years commencing as of such Interest Determination Date, expressed as a percentage, and which appears on the Bloomberg Professional® service (“Bloomberg”) page “USISSO02” <Index> (or any successor service or page as determined by the Calculation Agent), as of 11:00 a.m., New York City time on such Interest Determination Date, or, if the CMS Reference Rate cannot be determined by reference to the foregoing Bloomberg page (or any successor service or page), the rate determined by the Calculation Agent after consulting such sources as the Calculation Agent deems comparable to the foregoing page or any other source that it deems reasonable.
Notwithstanding the above, if the Calculation Agent determines that the CMS Reference Rate has been permanently or indefinitely discontinued prior to an Interest Determination Date during the CMS Interest Period, then the Calculation Agent or its designee will select a substitute rate for each future affected Interest Determination Date with reference to (1) any alternative reference rate selected by the central bank, monetary authority or any similar institution and (2) accepted market practice and usage, as discussed further in the prospectus supplement under “Description of the Notes We May Offer — Interest Rates — Floating Rate Notes — CMS Rate Notes”.

Spread:	105 basis points (1.05%) per annum
Minimum Interest Rate:	0.00%
Interest Determination Dates:	For each CMS Interest Period, the day that is two U.S. Government Securities Business Days (as defined below) prior to the beginning of such CMS Interest Period.

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Day Count Fraction:
30/360
For the avoidance of doubt, each month is deemed to have 30 days and each year is deemed to have 360 days. Therefore, each Interest Period will be deemed to have 90 days and each year will be deemed to have 360 days.

Interest Payment Dates:
Quarterly, on the 2nd calendar day of each January, April, July and October, commencing on January 2, 2024 and ending on the Maturity Date.
If an Interest Payment Date is not a Business Day, interest payments will be paid on the next following Business Day without any adjustment to the Interest Payment or any Interest Period.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Government Securities Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

U.S. Tax Treatment:
The Notes should be treated for U.S. federal income tax purposes as variable rate debt instruments. Please see the discussion below under “Material U.S. Federal Income Tax Consequences”, which applies to your Notes.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences—Canadian Taxation”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in Powers:	The Notes are not bail-inable notes (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” of this pricing supplement and “Risk Factors” of the prospectus supplement and the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Prospectus Supplement dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066255/d231177d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.
You should consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of your particular circumstances.
Risks Relating to Structure and Credit Characteristics
Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Interest Payment Dates and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Because the Notes Accrue Interest at the SOFR Interest Rate During the SOFR Interest Periods and at the CMS Interest Rate During the CMS Interest Periods, You May Receive a Lesser Interest Rate During Such Period Relative to That of Conventional Fixed-Rate Debt Securities of Comparable Maturity.
The interest payable, if any, on the Notes during the SOFR Interest Periods will be based on the SOFR Interest Rate and during the CMS Interest Periods will accrue at the CMS Interest Rate. The SOFR Interest Rate and the CMS Reference Rate will vary and there will be significant risks not associated with a conventional fixed−rate debt security, in addition to risks specific to each floating rate. These risks include fluctuation of the Benchmark and CMS Reference Rate and the possibility that the SOFR Interest Rate and the CMS Interest Rate on the Notes will decrease during an applicable Interest Period to a rate that may be lower than that of conventional fixed-rate debt securities of comparable maturity and may be as low as the Minimum Interest Rate of 0.00%.
If there is a decline in the SOFR Interest Rate or the CMS Interest Rate over the term of your Notes, the effective yield on your Notes for any such Interest Period may be less than that of a conventional fixed-rate debt security of comparable maturity, including those issued by TD. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Interest with respect to each Interest Period is Variable and May Be as Low as the Minimum Interest Rate of 0.00%.
During each Interest Period, you will receive an Interest Payment, if any, on the applicable Interest Payment Date based on either the SOFR Interest Rate or the CMS Interest Rate. While the applicable interest rate for each Interest Period will fluctuate because it is based on a floating interest rate, such interest rate will not be less than the Minimum Interest Rate. If the Benchmark or the CMS Reference Rate, as applicable, is less than or equal to zero for an Interest Period, it may cause the SOFR Interest Rate or CMS Interest Rate for the applicable Interest Payment Date to be equal to the Minimum Interest Rate, which would result in no interest being paid on the applicable Interest Payment Date. You will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. You should consider, among other things, the overall interest payable on the Notes as compared to that of our or other similar debt securities of a comparable maturity.
The Notes are Subject to Interest Rate Risk and May Be More Risky Than an Investment in Notes With a Shorter Term.
The SOFR Interest Rate applicable during each SOFR Interest Period and/or the CMS Interest Rate applicable during each CMS Interest Period may be lower than the interest rates for similar debt securities then-prevailing in the market. Accordingly, you would earn less interest on the Notes than you could earn on other investments with a similar level of risk available at such time. The value of your Notes may decline during a period of falling interest rates and the amount that you would receive for them in any secondary market transaction if you tried to sell them would be adversely affected. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You will bear greater exposure to fluctuations in interest rates than if you purchased a similar investment with a shorter term.
Any payments on the Notes, including any Interest Payment and the repayment of the Principal Amount at maturity, may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
Risks Relating to the Floating Reference Rates
SOFR and the CMS Reference Rate, and Therefore The Market Value of, and Return on, the Notes, May be Volatile and Will Be Affected by a Number of Factors.
SOFR and the CMS Reference Rate, and therefore the SOFR Interest Rate, the CMS Interest Rate and the market value of, and return on, the Notes, are subject to volatility due to a variety of factors, including but not limited to:
◾	interest and yield rates in the market;
◾	changes in, or perceptions about SOFR and future SOFR-based CMS rates;
◾	general economic conditions;
◾	policies of the U.S. Federal Reserve Board regarding interest rates;
◾	supply and demand for U.S. dollar-denominated interest rate swaps with a floating leg based on SOFR for the relevant term;
◾	sentiment regarding underlying strength in the U.S. and global economies;

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◾	expectations regarding the level of price inflation;
◾	inflation and expectations concerning inflation;
◾	sentiment regarding credit quality in the U.S. and global credit markets;
◾	performance of capital markets;
◾	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets and interest rates generally and that may affect SOFR and the CMS Reference Rate; and
◾	the time remaining to the maturity of the Notes.
The impact these and other factors may enhance or offset some or all of the changes resulting from one or more other factors. A lower SOFR or CMS Reference Rate will result in the SOFR Interest Rate or CMS Interest Rate decreasing to a level equal to or less than the Minimum Interest Rate, but in no case will the SOFR Interest Rate or CMS Interest Rate be less than the Minimum Interest Rate.
Changes in the Federal Reserve’s Methods Pursuant to which SOFR is Determined May Adversely Affect the Market Value of, and Return on, the Notes.
SOFR is published by the Federal Reserve based on data received from other sources (as described further herein under “Information About the Floating Reference Rates — Compounded SOFR”). Neither TD Securities (USA) LLC or other affiliates of TD have any control over the determination, calculation or publication of SOFR and there can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of the holders of the Notes. Any change to the manner in which SOFR is calculated may result in a reduction of the market value of, and return on, the Notes. As described more fully herein under “Information About the Floating Reference Rates — Compounded SOFR”, following a Benchmark Transition Event and its related Benchmark Replacement Date, the Benchmark will be based on an alternative rate and the Calculation Agent may make Spread Adjustments and Benchmark Replacement Conforming Changes, which may affect other terms of the Notes, including the Spread, as described further herein under “Information About the Floating Reference Rates — Compounded SOFR”. Additionally, because SOFR is relatively new, there may be a greater likelihood of changes to the methods pursuant to which it is determined than there would be if it had a longer publication history. Any such changes may adversely affect the market value of, and return on, the Notes.
The CMS Reference Rate May Be Modified or Discontinued, Which Could Adversely Affect the Market Value of, and Return on, the Notes.
The CMS Reference Rate represents the fixed rate of interest payable on a hypothetical interest rate swap. In such a hypothetical swap, a fixed rate of interest is exchangeable for a floating rate based on SOFR (compounded in arrears for twelve months using standard market conventions), each payable annually on an Actual/360 basis (i.e. interest accrues based on the actual number of days elapsed in a year assumed to be 360 days). SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The CMS Reference Rate is published by the ICE Benchmark Administration Limited (the “IBA”) and SOFR is published by the New York Federal Reserve. TD has no control over the determination, calculation or publication of the CMS Reference Rate or SOFR and there can be no guarantee that the CMS Reference Rate and SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to your interest in the Notes. Because the CMS Reference Rate is relatively new, there may be a greater likelihood of changes to the methods pursuant to which they are determined than there would be if they had longer publication histories. Similarly, market terms for floating-rate debt securities linked to the CMS Reference Rate or SOFR, such as the manner of determining the CMS Reference Rate, the Spread reflected in the floating interest rates or the manner of determining SOFR, may evolve over time, and trading prices of earlier issued CMS Reference Rate- or SOFR-linked notes may be lower than those of later-issued debt securities as a result. Any changes to the manner in which the CMS Reference Rate or SOFR is calculated could adversely affect the market value of, and return on, the Notes.
Additionally, if the Calculation Agent determines that the CMS Reference Rate has been permanently or indefinitely discontinued prior to an Interest Determination Date with respect to a CMS Interest Period, then the Calculation Agent or its designee will select a substitute rate for each affected future Interest Determination Date with reference to (1) any alternative reference rate selected by the central bank, monetary authority or any similar institution and (2) accepted market practice and usage, as discussed further in the prospectus supplement under “Description of the Notes We May Offer — Interest Rates — Floating Rate Notes — CMS Rate Notes”. If the Calculation Agent (or its designee) selects an Alternative Rate, it may make Adjustments (as defined in the prospectus supplement) to the terms of the Notes, including to the Spread, as appropriate to account for differences with the Alternative Rate. There can be no assurance that the characteristics of any Alternative Rate will be similar to the CMS Reference Rate (or the then-current reference rate that it is replacing) or that any Adjustments will produce the economic equivalent of the CMS Reference Rate (or the then-current reference rate that it is replacing). The use of an Alternative Rate may result in a return on the Notes that is substantially lower than or that does not otherwise correlate over time with the payment that would have been made had the CMS Reference Rate (or the then-current reference rate that it is replacing) remained available in its current form.
There is Limited Historical Data Regarding SOFR and the CMS Reference Rate and the Future Performance of SOFR and the CMS Reference Rate Cannot Be Predicted Based on Historical Performance.
The CMS Reference Rate was first published by the IBA in November 2021. Similarly, the New York Federal Reserve began to publish SOFR in April 2018, though the New York Federal Reserve has also published indicative historical SOFR going back to August 2014. Accordingly, both SOFR and the CMS Reference Rate have limited historical performance. You should not rely on any historical changes or trends in SOFR or the CMS Reference Rate (whether based on actual or indicative historical data). The future performance of SOFR and the CMS Reference Rate cannot be predicted based on their past performance, and the performance of SOFR and the CMS Reference Rate during the term of the Notes may bear little or no relation to their limited historical performance. Since the initial publication of SOFR and the CMS Reference Rate, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the Notes may fluctuate to a larger degree than floating-rate securities that are linked to less volatile rates.

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Compounded SOFR for a SOFR Interest Period May Not Reflect Any Subsequently Published Corrections to SOFR.
The Federal Reserve publishes SOFR each U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day. After publication, if (i) the Federal Reserve discovers errors in the transaction data or calculation process or additional transaction data becomes available and (ii) such errors or additional data would change the published SOFR by at least one basis point (0.01%), subject to change based on periodic review by the Federal Reserve, then the Federal Reserve will republish SOFR at approximately 2:30 p.m. (New York time) on that same day. The Federal Reserve will not revise published SOFR on any U.S. Government Securities Business Day after the original date of publication and, even if the Federal Reserve’s policy changed to permit revisions to SOFR after the initial publication date, such changes would not be reflected in the Calculation Agent’s determination of Compounded SOFR on a U.S. Government Securities Business Day under the Notes because such determination is made as of 5:00 p.m. (New York time) on each U.S. Government Securities Business Day without regard to any subsequently published revisions.
The Benchmark, which is initially Compounded SOFR, May Be Replaced if SOFR Ceases to be Available, and That May Have an Adverse Effect on the Market Value of, and Return on, the Notes.
The terms of the Notes provide that if a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to SOFR, the SOFR Interest Rate will be determined using the next-available Benchmark Replacement. As described further below under “Information About the Floating Reference Rates — Information About SOFR”, these replacement rates and spreads may be selected or formulated by (i) the Relevant Governmental Body (such as the Alternative Reference Rates Committee of the Federal Reserve), (ii) ISDA or (iii) in certain circumstances, the Calculation Agent. In addition, the terms of the Notes expressly authorize the Calculation Agent to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of SOFR Interest Periods and the timing and frequency of determining rates and making payments of interest. The interests of the Calculation Agent in making any such determination may be adverse to your interests as a holder of the Notes. The application of a Benchmark Replacement and Spread Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the SOFR Interest Rate and, therefore, could adversely affect the market value of, and return on, the Notes. There can be no assurance that the characteristics of any Benchmark Replacement will be similar to SOFR or the then-current Benchmark that it is replacing or that any Benchmark Replacement will produce the economic equivalent of SOFR or the then-current Benchmark that it is replacing.
Risks Relating to Valuation and Liquidity
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. TD Securities (USA) LLC and other affiliates of TD may make a market for the Notes; however, they are not required to do so. TD Securities (USA) LLC or any other affiliate of TD may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Issue Price, and as a result, you may suffer substantial losses.
The Temporary Price at Which the Underwriter May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Underwriter may initially buy or sell the Notes in the secondary market (if the Underwriter makes a market in the Notes, which it is not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which the Underwriter may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

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Risks Relating to Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the interest payments on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision.
Under Certain Circumstances, the Calculation Agent May Replace a Floating Reference Rate and Make Conforming Changes to the Terms of the Notes, Including Adjusting the Spread.
As discussed further herein under “Information About the Floating Reference Rates”, if a Floating Reference Rate has been permanently or indefinitely discontinued, then the Calculation Agent (or its designee) may select an Alternative Rate and make other Adjustments to the terms of the Notes. There can be no assurance that the Alternative Rate and any Adjustments will perform similarly to the affected Floating Reference Rate and the use of the Alternative Rate and/or Adjustments may adversely affect the market value of, and return on, the Notes. Furthermore, in certain situations, the interest paid during an affected Interest Period may not be based on then-current interest rates, which may adversely affect the market value of, and return on, the Notes for that Interest Period. In such a situation, the Calculation Agent may have a conflict of interest in making any such decision.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.
The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences—Canadian Taxation” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Information About the Floating Reference Rates
Included on the following pages is a brief description of SOFR and the CMS Reference Rate. This information has been obtained from publicly available sources. Also set forth below are graphs that the past performance for SOFR and the CMS Reference Rate. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg without independent verification. You should not take the historical performance of SOFR or the CMS Reference Rate as an indication of future performance.
Information About SOFR
All disclosures contained in this pricing supplement regarding the initial Benchmark, including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by Federal Reserve Bank of New York (the “Federal Reserve”). SOFR is published by the Federal Reserve, but the Federal Reserve has no obligation to continue to publish, and may discontinue publication of, SOFR. For a more complete discussion of SOFR, see the website of the Federal Reserve, currently at newyorkfed.org or any successor website of the Federal Reserve (the “Federal Reserve’s Website”) and apps.newyorkfed.org/markets/autorates/sofr. Neither we nor the Agent accepts any responsibility for the calculation, maintenance or publication of SOFR or any successor or replacement rate. None of the website references in the description below, or any materials included in those websites, are incorporated by reference into this pricing supplement.
The Secured Overnight Financing Rate (“SOFR”) is published by the Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve reports that SOFR includes all trades in the “Broad General Collateral Rate” (as defined on the Federal Reserve’s Website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). SOFR is filtered by the Federal Reserve to remove a portion of the foregoing transactions considered to be “specials”, which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
The Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. SOFR is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. If the Federal Reserve discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, SOFR and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, SOFR may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the Federal Reserve will review this revision threshold periodically and could modify it after any such review. The description of SOFR herein does not purport to be exhaustive.
Because the Secured Overnight Financing Rate is published by the Federal Reserve based on data received from other sources, neither the Agent nor any other affiliate of TD has any control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes and the trading prices of the Notes.
The Federal Reserve began publishing the Secured Overnight Financing Rate in April 2018. The Federal Reserve has also published historical indicative Secured Overnight Financing Rates going back to August 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is relatively new, the Notes are not expected to have established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities, like the Notes, that reference SOFR, such as the spread over SOFR reflected in interest rate provisions, may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that reference SOFR. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Notes, the trading price of the Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
SOFR
“SOFR”, as of any (A) U.S. Government Securities Business Day in a SOFR Interest Period (other than the last four U.S. Government Securities Business Days), means:
 (i)    the Secured Overnight Financing Rate as of 5:00 p.m. (New York time) for trades made on such U.S. Government Securities Business Day, as published on the Federal Reserve’s Website on the U.S. Government Securities Business Day immediately following such day. The Secured Overnight Financing Rate is published by the Federal Reserve every U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business

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Day and may be revised until 2:30 p.m. (New York time);
(ii)     if by 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such day, the rate specified in (i) above is not published on the Federal Reserve’s Website and both a Benchmark Transition Event and its related Benchmark Replacement Date (as defined below) have not occurred, the Secured Overnight Financing Rate published on the Federal Reserve’s Website for the first preceding U.S. Government Securities Business Day on which the Secured Overnight Financing Rate was published thereto;
(iii)   if both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then for any U.S. Government Securities Business Day occurring after the Benchmark Replacement Date, the sum of the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date (such alternative, the “Unadjusted Benchmark Replacement”) and the Spread Adjustment (together with the Unadjusted Benchmark Replacement, the “Benchmark Replacement”):
a.           the alternative rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark;
b.           the ISDA Fallback Rate; or
c.        the alternative rate of interest that has been selected by the Calculation Agent as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time; and
(B) for each of the last four U.S. Government Securities Business Days of each SOFR Interest Period, SOFR as of the U.S. Government Securities Business Day immediately preceding the first of such four days.
All determinations with respect to the Benchmark will be made by the Calculation Agent. Following a Benchmark Replacement Date, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and any such changes shall become effective without consent from the holders of the Notes or any other party.
Compounded SOFR
With respect to each SOFR Interest Period, accrued interest will be paid based on the daily compounded interest calculated by multiplying the Principal Amount of the Notes by (i) the SOFR Interest Rate for the applicable SOFR Interest Period and (ii) the day count fraction calculated in accordance with the Day Count Fraction. The SOFR Interest Rate with respect to a SOFR Interest Period is equal to the sum of the “SOFR Interest Rate”, or “Compounded SOFR”, plus the Spread, subject to the Maximum Interest Rate and the Interest Floor. “Compounded SOFR” will be computed as follows:
“d0”, is the number of U.S. Government Securities Business Days in the applicable SOFR Interest Period.
“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the applicable SOFR Interest Period.
“SOFRi”, for any U.S. Government Securities Business Day “i” in a SOFR Interest Period, is a reference rate equal to SOFR in respect of that day.
“ni” is the number of calendar days in the applicable SOFR Interest Period from, and including, the U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.
“d” is the number of calendar days in the applicable SOFR Interest Period.

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SOFR Historical Information
We obtained the information regarding the historical performance of SOFR below from Bloomberg Professional® service (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of SOFR should not be taken as an indication of its future performance.
SOFR has limited historical information available and, accordingly, an investment in notes based on that rate may involve greater risk than an investment in notes based on a more conventional reference interest rate or a rate with a more established record of performance. Additionally, SOFR has experienced significant fluctuations. Any historical upward or downward trend during any period shown below is not an indication that the interest payable on the Notes during any SOFR Interest Period is more or less likely to increase or decrease at any time.
On September 27, 2023, SOFR was 5.32%. The graph below sets forth the historical performance of SOFR from April 2, 2018 through September 27, 2023. Past performance is not indicative of future performance.

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2-Year SOFR CMS Rate (USD)
The 2-Year U.S. Dollar SOFR ICE Swap Rate (“2-Year SOFR CMS Rate (USD)” or “CMS Reference Rate”) means, as of any Interest Determination Date, the rate for U.S. dollar swaps with a maturity of 2 years commencing as of such Interest Determination Date, which appears on Bloomberg page “USISSO02 <INDEX>” as of 11:00 a.m., New York City time on such Interest Determination Date. The CMS Reference Rate is a constant maturity swap rate, which measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 2 years. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an Actual/360 day count basis, is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an Actual/360 day count basis. SOFR, as discussed further below, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. With an Actual/360 day count basis, interest accrues based on the actual number of elapsed days in a hypothetical year assumed to be 360 days.
Additionally, if the Calculation Agent determines that the 2-Year SOFR CMS Rate (USD) has been permanently or indefinitely discontinued prior to an Interest Determination Date during the CMS Interest Period, then the Calculation Agent or its designee may select an Alternative Rate and make Adjustments to the terms of the Notes, as discussed further herein and in the prospectus supplement under “Description of the Notes We May Offer — Interest Rates — Floating Rate Notes — CMS Rate Notes”.
On September 27, 2023, the CMS Reference Rate was 5.018%. The graph below sets forth the historical performance of the CMS Reference Rate from November 18, 2021 through September 27, 2023. Publication of the CMS Reference Rate began on November 18, 2021. Accordingly, the CMS Reference Rate has limited historical performance and an investment with a return based on its performance may be more risky than a comparable investment with a return based on the performance of an interest rate with a more established record of performance. The future performance of the CMS Reference Rate cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
2-Year SOFR CMS Rate (USD)

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Material U.S. Federal Income Tax Consequences
General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. This discussion does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:
•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This discussion is based on interpretations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. This discussion addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This discussion does not address the tax consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code and does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes).
U.S. Federal Income Tax Treatment of the Notes
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Notes should be treated as debt for U.S. federal income tax purposes. Further, the Notes should be treated as “variable rate debt instruments”. Whether the Notes will be issued with original issue discount (“OID”) will depend upon the facts at the time of issuance of the Notes. If the determination were made as of the date hereof, the Notes should be treated as “variable rate debt instruments” issued with OID.
Interest and Original Issue Discount. Whether the Notes are issued with OID for U.S. federal income tax purposes will depend on the facts at the time that the Notes are issued. If the Notes are not treated as issued with OID (or are issued with only a de minimis amount of OID), then interest income generally will be taxable to you at the time it is received or accrued in accordance with your regular method of tax accounting.
If the Notes are treated as issued with OID, you will be required to include OID as ordinary income under a constant yield method during your ownership of the Notes, regardless of your normal method of accounting; accordingly, your taxable income in respect of the Notes may exceed the cash interest payments you receive on the Notes during one or more taxable years. The remainder of this section assumes that the Notes are issued with OID.

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In order to determine the amount of OID in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the Notes. The fixed rate substitute for each floating rate under the Notes will be the value of that floating rate as of the Issue Date. The amount of OID on the Notes is determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments and is generally taken into account as if you held the equivalent fixed rate debt instrument, subject to the adjustments to qualified stated interest (“QSI”) described below.
Subject to the following adjustments, the amount of QSI on your Notes each year should be the amount of interest that would be payable during that year under the lowest fixed rate substitute determined for the Notes’ equivalent fixed rate debt instrument. If the amount you receive in any calendar year is greater than the assumed payment under the fixed rate substitute for the applicable accrual period, the excess will be treated as additional QSI and will be taxable to you as ordinary income in accordance with your method of accounting for tax purposes. If the amount you receive in a calendar year is less than the assumed payment for the applicable accrual period, the difference will reduce the amount of QSI you are required to take into income.
In general, each year, your taxable income should include the amount of QSI paid or accrued (subject to the adjustments discussed above) and the annual OID accrual with respect to your Notes.
Sale, Exchange or Maturity of the Notes. Upon the disposition of a Note by sale, exchange, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note, plus any accrued and unpaid OID, minus any payments received on the Notes other than QSI (as adjusted). Because the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the sale, exchange, maturity or other taxable disposition of a Note is subject to limitations.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.
Backup Withholding and Information Reporting
Interest paid on, and the proceeds received from a sale, exchange, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against such U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Tax Treatment of Non-U.S. Holders
In general and subject to the discussion below, if you are a Non-U.S. Holder, you should generally not be subject to U.S. federal income or withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TD Securities (USA) LLC, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TD Securities (USA) LLC will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers. Such other registered broker-dealers generally offered the Notes at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $992.00 (99.20%) per Note. TD Securities (USA) LLC will receive a commission of $11.50 (1.15%) per Note and will use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Underwriter may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 18 months after the Issue Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
Conflicts of Interest. TD Securities (USA) LLC is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We may use this pricing supplement in the initial sale of the Notes. In addition, TD Securities (USA) LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.

TD SECURITIES (USA) LLC	P-17